PARAGON

For Information Contact:
John J. Dee
Sr. Vice President and CFO
(216) 430-2700
jdee@prgreit.com

FOR IMMEDIATE RELEASE

Paragon Receives Stock Exchange Letter Concerning Listing Requirements

Cleveland, Ohio, December 3, 2004 – Paragon Real Estate Equity and Investment Trust (AMEX: PRG) received a letter on December 1, 2004 from the American Stock Exchange notifying the company that it is not in compliance with continued listing requirements of the exchange. Specifically, the letter from the exchange noted that the company was not in compliance with Section 1003(a)(i) of the exchange’s Company Guide due to shareholders’ equity of less than $2.0 million and losses from continuing operations and net losses in its three most recent years, as well as with Section 1003(a)(ii) due to shareholders’ equity of less than $4.0 million and losses from continuing operations and net losses in its four most recent years. Paragon’s shareholders’ equity was approximately $956,000 at September 30, 2004.

Paragon will submit a plan to the exchange by December 31, 2004, proposing actions it will take within 12 months to bring the company into compliance with the exchange’s listing standards. If the exchange accepts the plan, the company would be able to continue its listing during the plan period of up to 12 months, during which time it would be subject to periodic review to determine if it is making progress consistent with the plan. If the company is not in compliance with the listing standards at the end of the plan period, or does not make progress consistent with the plan, the company will be subject to delisting proceedings. Paragon is currently analyzing specific actions to be taken and intends to submit a plan that it believes would be acceptable to the exchange. In the interim, Paragon’s common shares will continue to trade on the exchange.

In June 2003, when new management and four new independent trustees joined Paragon (formerly Stonehaven), the company had experienced consecutive years of losses. On June 30th, after receiving the approval of the shareholders, new management restructured the company, which included the contribution of an apartment complex in July that was refinanced in October providing cash of $1.3 million, in addition to cash of $800,000 received from the October sale of four industrial properties.

James C. Mastandrea, President and Chief Executive Officer of Paragon, stated, “Paragon continues to pursue its value-added strategy, approved by its board of trustees, to find the best opportunities for our shareholders.” Mastandrea added, “We remain optimistic about the

PARAGON

Notification Letter from Stock Exchange
December 3, 2004

opportunities we are presently reviewing. In the meantime, we continue to conserve cash by maintaining low overhead expenses, and appreciate the continued support of our shareholders.”

Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Paragon Real Estate Equity and Investment Trust believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that it will be able to maintain its American Stock Exchange listing or that its planned implementation of a national real estate acquisition, development and re-development strategy will be completed in whole or in part. Factors that could cause actual results to differ materially from Paragon’s expectations include changes in local or national economic or real estate conditions, the ability to meet competition, loss of existing key personnel, ability to hire and retain future personnel and other risks detailed from time to time in Paragon’s SEC reports and filings, including its annual report on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Paragon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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